Exhibit 10.1
SETTLEMENT AGREEMENT AND MUTUAL RELEASES
     This Settlement Agreement and Mutual Releases (the “Agreement”) is made and entered into as of August 18, 2009 (the “Effective Date”), by and between Medicis Pharmaceutical Corporation, a Delaware corporation with offices located at 7720 North Dobson Road, Scottsdale, Arizona 85256, U.S.A. on behalf of itself and its Affiliates (collectively, “Medicis”), and Sandoz Inc., a Colorado corporation with offices located at 506 Carnegie Center, Princeton, NJ 08540 on behalf of itself and its Affiliates (collectively, “Sandoz”).
RECITALS
     WHEREAS, Medicis has asserted various claims and causes of action against Sandoz in an action captioned Medics Pharmaceutical Corp. v. Mylan Inc. et al., Case No. 09-CV-33-JJF (the “Litigation”), which is pending in the United States District Court, District of Delaware (the “Court”);
     WHEREAS, the Parties mutually desire to enter into a patent license and business partnership agreement for the purpose of selling products (“License and APA Agreement”),
     WHEREAS, the Parties have agreed in principle to the terms of said License and APA Agreement, but have yet to finalize a written agreement reflecting said terms,
     WHEREAS, to avoid the expense of further litigation the Parties desire to settle the Litigation on the terms set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
     1. License and APA Agreement. After the Effective Date, the parties shall negotiate in good faith to reach a definitive License and APA Agreement reflecting the two term sheets, which are attached hereto as Exhibits A and B.
     2. Dismissal of Claims and Permanent Injunction. No later than August 19, 2009, Medicis shall file with the Court an unopposed motion for entry of Consent Judgment and Permanent Injunction, attached hereto as Exhibit C, asking the Court to dismiss the Litigation with prejudice and enter a Permanent Injunction against Sandoz’s manufacture, use, offer to sell, sale, importation, or distribution of any current products, or future products having the same strength and dosage form of the current Solodyn® products, that are the subject of Sandoz’s Abbreviated New Drug Application No. 90-422 (“ANDA”) that is not pursuant to a license granted by Medicis, and from inducing others to infringe U.S. Patent No. 5,908,838 (“‘838 Patent”) by inducing others to manufacture, use, offer to sell, sale, import, or distribute any current products, or future products having the same strength and dosage form of the current Solodyn® products, that are the subject of Sandoz’s ANDA that is not pursuant to a license granted by Medicis, said permanent injunction to be in effect until expiration of the ‘838 Patent.

     3. Confidentiality. The Parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, no information concerning this Agreement shall be made public by either Party without the prior written consent of the other.
     4. Due Authorization. The Parties represent and warrant that the individuals signing this Agreement on their behalf are duly authorized and fully competent to do so.
     5. Assignment, Predecessors, Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.
     6. Construction. The Parties hereby mutually acknowledge and represent that they have been fully advised by their respective legal counsel of their rights and responsibilities under this Agreement, that they have read, know and understand completely the contents of this Agreement, and that they have voluntarily executed the same. The Parties further mutually acknowledge that they have had input into the drafting of this Agreement and that, accordingly, in any construction to be made of the Agreement, it shall not be construed for or against any party, but rather shall be given a fair and reasonable interpretation, based on the plain language of the Agreement and the expressed intent of the Parties.
     7. Entire Agreement. The Parties acknowledge that, subject to additional terms and conditions that are customary and have yet to be drafted and negotiated and included in the License and APA Agreement, this Agreement sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Medicis and Sandoz and their respective permitted successors and assigns. Medicis acknowledges that the License and APA Agreement is subject to the final approval of Sandoz’s Board.
     8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that telecopied or PDF copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.
     9. Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of New York, without regard to the principles of conflicts of laws. The federal and state courts in the State of New York shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue with respect to such matters will be a state or federal court in the State of New York.

     10. Waiver of Claims and Defenses. The Parties agree that this Agreement shall not be subject to any claim of fraud, duress, deceit, mistake of law or mistake of fact, and that it expresses the full and complete settlement of the Parties.
IN WITNESS WHEREOF, the Parties have fully executed and delivered this Settlement Agreement as of the day and year first written above.

MEDICIS PHARMACEUTICAL CORP.
By:	/s/ Jason Hanson
	Name:	Jason Hanson
	Title:	Executive Vice President, General Counsel and Corporate Secretary

SANDOZ INC.
By:	/s/ Stephen Auten
	Name:	Stephen Auten
	Title:	Vice President, Legal — Intellectual Property

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